Exhibit 10.4

THIRD AMENDMENT TO

TRADEMARK LICENSE AGREEMENT

This THIRD AMENDMENT TO TRADEMARK LICENSE AGREEMENT (“Amendment”) is made this 25th day of September, 2018 by and between SQL Lighting & Fans, LLC, a limited liability company with a place of business at 4400 North Point Parkway, Suite 265, Alpharetta, GA 30022, (“Licensee”) and GE Trademark Licensing, Inc., a Delaware corporation with a place of business at 1 Research Circle, Niskayuna, NY 12309, (“GE”) with reference to the following background:

A. GE and Licensee entered into an agreement entitled TRADEMARK LICENSE AGREEMENT, dated June 15, 2011, pursuant to which GE granted to Licensee a license to use the GE monogram logo and certain other trademarks as provided therein (“Agreement”).

B. GE and Licensee executed the FIRST AMENDMENT TO TRADEMARK LICENSE AGREEMENT, dated April 17, 2013, pursuant to which the Parties amended Sections 3.3, 4.1, 8.2, and Attachment 1 of the Agreement.

C. GE and Licensee executed the “SECOND AMENDMENT TO TRADEMARK LICENSE AGREEMENT”, dated August 13, 2014, pursuant to which the parties amended Sections 1.4, 1.6, 3.3, and 4.1 of the Agreement.

D. GE and Licensee desire by this agreement entitled THIRD AMENDMENT TO TRADEMARK LICENSE AGREEMENT (“Amendment”) to amend the Agreement as hereinafter provided.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereby agree as follows:

1. Capitalized terms used in this Amendment shall have the meanings given to such terms in the Agreement.

2. Section 1.4 of the Agreement is hereby deleted in its entirety and is replaced and superseded by the following text:

“1.4 “Contract Year” means each successive twelve (12) month period from December 1st through November 30th beginning on December 1, 2018. For example, Contract Year 2019 is December 1, 2018 through November 30, 2019.”

3. Sections 1.6 of the Agreement is hereby deleted in its entirety and is replaced and superseded by the following text:

“1.6 “Expiration Date” means November 30, 2023 if this Agreement is not renewed and, if it is renewed, it means the last day of the last Renewal Term.”

4. Section 1.24 of the Agreement is hereby deleted in its entirety and is replaces and superseded by the following text:

1.24 “Safety Quick Light Device” means a standard and/or a smart ceiling receptacle and a matching plug and an interlocking device with smart connected capabilities for a quick connect/install of ceiling fans. For the avoidance of doubt, the Safety Quick Light Device includes, among others, two components (a) a receptacle that is attached to the power supply, and (b) a mating component that can be attached to fans. The attachment of the first component to the power supply and the second component to a ceiling fan enables fast and safe installation.

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5. Section 3.3 of the Agreement is hereby deleted in its entirety and is replaced and superseded by the following text:

For each year during the Initial Term and any Renewal Term and for any Grace Period, Licensee shall pay to GE the following Royalties:

In consideration for minimum royalties previously owed by Licensee under this Agreement, including those royalties owed by Licensee from 2014 to 2018, Licensee agrees to pay GE a non-refundable minimum royalty payment in the amount of Six Million US Dollars ($6,000,000). The payment shall be made in 3 installments according to the tiered payment structure below:

Minimum Royalty and Payment Schedule

Payment Due Date	Royalty
December 26, 2018	$2,000,000
December 26, 2019	$2,000,000
December 26, 2020	$2,000,000

Royalties shall be owed to GE by Licensee for Contract Years 2019 and after shall be calculated according to the tiered structure below:

Royalty and Payment Schedule Beginning with Contract Year 2019

Net Sales in the Contract Year	Percentage of the Contract Year Net Sales Owed to GE1
First $50,000,000 of Net Sales in the Contract Year	7%
Next $50,000,000 of Net Sales in the Contract Year	6%
Net Sales in excess of $100,000,000 for the Contract Year	5%

Each Contract Year, Licensee shall make royalty payments according to the following schedule:

For Net Sales Made	Payment Due Date
December 1 through February 28/29	The following March 26
March 1 through May 30	The following June 26
June 1 through August 31	The following September 26
September 1 through November 30	The following December 26

1 For example, should Licensee have sales totaling $75,000,000 during a Contract Year, then Licensee will owe a 7% royalty on the first $50,000,000 and a 6% royalty on the remaining $25,000,000.

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6. Section 4.1 of the Agreement is hereby amended to extend the expiration of Term from November 30, 2018 to November 30, 2023.

7. Attachment 2 of the Agreement is hereby amended to include the geographies of Asia, Europe (to the extent GE has the necessary trademark rights in geographies), China, Australia, New Zealand and India to the Licensed Territory.

GE retains the right to revoke the licensing rights granted in these newly added territories in Attachment 2 if Licensee fails to commercialize in these territories within 12 - months. Other countries may be added to the Licensed Territory by mutual agreement and subject to requirements of this agreement. Such additions will be subject to GE’s receipt of acceptable minimum sales volume plans. All countries may later be eliminated from the Agreement, at GE’s sole discretion and without providing opportunity to cure under Section 20.2.1, if Licensee’s sales volume is fifteen percent (15%) or more below the plan over a twelve month period. GE reserves the right to request Licensee to discontinue sales in any country(ies) if GE reasonably determines there is risk regarding the GE brand for selling such Licensed Product(s) in such country(ies)

8. The modifications to the Agreement set forth in this Amendment shall be effective as of the date first above written (“Effective Date”).

9. Except as expressly modified by this Amendment, all of the terms and conditions of the Agreement, including its appendices, remain in full force and effect.

IN WITNESS WHEREOF, GE and Licensee have caused this Amendment to be executed by their duly authorized representatives as of the date first above written.

“LICENSEE”		“GE”
SQL LIGHTING & FANS, LLC		GE TRADEMARK LICENSING, INC.

By:	/s/ John P. Campi	By:	/s/ Jean Testa
Name:	John P. Campi	Name:	Jean Testa
Title:	CEO	Title:	VP/ Assistant Secretary
Date:	9/25/2018	Date:	9/25/2018

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